Exhibit 10.22

LOCKHEED MARTIN CORPORATION

NONQUALIFIED CAPITAL ACCUMULATION PLAN

(Amended and Restated Generally Effective as of December 18, 2015)

ARTICLE I

PURPOSES OF THE PLAN

The purposes of the Lockheed Martin Corporation Nonqualified Capital Accumulation Plan (the “NCAP” or the “Plan”) are (i) to provide contributions for certain key management employees of Lockheed Martin Corporation and its subsidiaries (the “Company”) in circumstances where the Company cannot make contributions on behalf of employees under the Lockheed Martin Corporation Capital Accumulation Plan (the “Qualified CAP”) or, effective January 1, 2016, the Lockheed Martin Corporation Salaried Savings Plan (“Qualified SSP”) because of the limitations of Code section 401(a)(17) or 415(c)(1)(A); and (ii) to provide a company contribution based on amounts awarded prior to 2016 under Lockheed Martin Corporation Management Incentive Compensation Plan (“MICP”). This Plan is also intended to comply with the requirements of Code section 409A.

The Plan was amended and restated, effective January 1, 2008 to modify the annual installment payment option to conform to other nonqualified plans maintained by the Company. The Plan was amended and restated, effective June 26, 2008, to clarify certain provisions in accordance with the final Treasury regulations issued under Code section 409A, and to make other administrative changes.

The Plan was amended and restated, effective December 31, 2008, to clarify additional provisions in accordance with the final Treasury regulations issued under Code section 409A and to make other administrative clarifications. The Plan was amended and restated, effective December 31, 2010, to clarify additional provisions in accordance with the final Treasury regulations issued under Code section 409A and to make other administrative clarifications. The Plan was amended and restated, effective February 23, 2011, to make certain administrative changes. The Plan was amended and restated, effective December 14, 2012, to update the names of incentive plans that are treated as Incentive Compensation under the Plan. The Plan was amended (i) to eliminate contributions on Incentive Compensation earned on or after January 1, 2016, (2) to permit Section 16 officers and certain employees with frozen benefits under a defined benefit plan to participate in the Plan, effective January 1, 2016, and (iii) to provide for certain contributions that could not be contributed to the Lockheed Martin Corporation Salaried Savings Plan (“Qualified SSP”) because of the limitations of Code section 401(a)(17) or 415(c)(1)(A) effective January 1, 2016. The Plan is hereby amended and restated to incorporate prior amendments, to clarify the crediting dates for certain contributions to the Plan, to make other administrative changes.

ARTICLE II

DEFINITIONS

Unless the context indicates otherwise, the following words and phrases shall have the meanings hereinafter indicated:

1. ACCOUNT – The bookkeeping account maintained by the Company for each Participant which is credited with Contributions made on behalf of the Participant, and earnings (or losses) attributable to the Investment Options selected by the Participant, and which is debited to reflect distributions. The portions of a Participant’s Account allocated to different Investment Options will be accounted for separately.

2. ACCOUNT BALANCE – The total amount credited to a Participant’s Account at any time, including the portions of the Account allocated to each Investment Option.

2A. AWARD YEAR – Shall have the meaning assigned to it in the MICP.

2B. BASE SALARY – a Participant’s or Limited Scope Participant’s “Base Salary” as defined in the Qualified SSP.

3. BENEFICIARY – The person(s) designated by the Participant as his or her beneficiary under the Qualified CAP (or Qualified SSP if there is no beneficiary designated under the Qualified CAP).

4. BOARD – The Board of Directors of Lockheed Martin Corporation.

5. CODE – The Internal Revenue Code of 1986, as amended.

6. COMMITTEE – The committee described in Section 1 of Article IX.

7. COMPANY – Lockheed Martin Corporation and its subsidiaries.

8. COMPANY STOCK INVESTMENT OPTION – The Investment Option under which the Participant’s Account is credited as if invested under the investment option in the Qualified CAP for the common stock of the Company.

9. COMPENSATION – An employee’s “Compensation” from the Company, as defined in the Qualified CAP.

10. CONTRIBUTIONS – Contributions made by the Company on behalf of an Eligible Employee (excluding employees in Group Division Codes B0535 (AEDC) and B0573 (AEBK) on the last day of the applicable pay period and employees of Sikorsky Aircraft Corporation through January 1, 2017) pursuant to Article IV of this NCAP.

11. DMICP – The Lockheed Martin Corporation Deferred Management Incentive Compensation Plan or any successor plan.

12. ELIGIBLE EMPLOYEE – An employee of the Company who (i) participates in Supplement O of the Qualified CAP (excluding employees in Group Division Codes B0535(AEDC) and B0573 (AEBK)) and either accrues benefits under the Qualified CAP in excess of the Code section 415 limits for a Year, earns Compensation in excess of the Code section 401(a)(17) limit for a Year, or with respect to the period prior to January 1, 2016, is eligible to receive Incentive Compensation with respect to a Year (which may be payable in the following Year);; provided that such employee satisfies such additional requirements for participation in this NCAP as the Committee may from time to time establish; provided further that employees who are designated by the Company as eligible to participate in a defined benefit-type nonqualified deferred compensation plan or who are Section 16 Persons shall not be eligible to participate in this NCAP prior to January 1, 2016. Notwithstanding the foregoing, effective January 1, 2016, an employee who is a Section 16 Person is eligible to participate in the NCAP, provided that such Section 16 Person otherwise satisfies the requirements for participation set forth in the Plan. Furthermore, for purposes of clarification, the fact that an employee has a benefit under a SERP Plan with respect to the period prior to January 1, 2020 does not preclude participation in the NCAP with respect to the period after that date, provided that such employee does not accrue further service or benefit under the SERP Plan for the period after January 1, 2020. Employees who are in a group of employees whose terms and conditions of employment are the subject of ongoing negotiations between the Company and a collective bargaining agent are not eligible to participate in the Plan.

In the exercise of its authority under this provision, the Committee shall limit participation in the Plan to employees whom the Committee believes to be a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

13. EXCHANGE ACT – The Securities Exchange Act of 1934.

14. INCENTIVE COMPENSATION – The MICP amount granted to an Eligible Employee (excluding employees in Group Division Codes B0535 (AEDC) and B0573 (AEBK) on December 31 of the applicable Award Year) by the Company for Award Years prior to 2016) or portion of such Award Year, regardless of amounts deferred pursuant to the DMICP.

15. INVESTMENT OPTION – A measure of investment return pursuant to which Contributions credited to a Participant’s Account shall be further credited with earnings (or losses). The Investment Options available under this NCAP shall correspond to the investment options available under the Qualified CAP (other than the ESOP Fund or the Self-Directed Brokerage Account, which are not available under this Plan).

15A. LIMITED SCOPE PARTICIPANT – With respect to the period prior to January 1, 2020, a person whose Account consists solely of Supplemental LM Company Contributions.

15B. LM COMPANY CONTRIBUTION – The contribution made by the Company under the Qualified SSP (or successor thereto) that is determined as a percentage of a participant’s Base Salary and is not a Company Matching Contribution.

16. MICP – The Lockheed Martin Corporation Management Incentive Compensation Plan or the Lockheed Martin Corporation 2006 Management Incentive Compensation Plan (for Incentive Compensation awarded after February 1, 2006) or any successor plan, including the Lockheed Martin Corporation Attorney Incentive Plan and the Applied NanoStructured Solutions, LLC Management Incentive Compensation Plan.

17. NCAP – The Lockheed Martin Corporation Non-Qualified Capital Accumulation Plan, as adopted by the Board of Directors of Lockheed Martin Corporation, originally effective January 1, 2007, and as further amended from time to time.

17A. NQSSP – The Lockheed Martin Corporation Supplemental Savings Plan.

18. PARTICIPANT – An employee of the Company who is an Eligible Employee and with respect to whom Contributions have been credited to his Account; the term shall include a former employee whose Account Balance has not been fully distributed.

19. QUALIFIED CAP – The Lockheed Martin Corporation Capital Accumulation Plan or any successor plan.

19A. QUALIFIED SSP – The Lockheed Martin Corporation Salaried Savings Plan or any successor plan.

19B. SERP PLAN – The Lockheed Martin Corporation Supplemental Retirement Plan, the Lockheed Martin Corporation Supplementary Pension Plan for Transferred Employees of GE Operations, the Supplemental Retirement Plan for Certain Transferred Employees of Lockheed Martin Corporation, and/or the Lockheed Martin Pilots Supplemental Retirement Plan, Sikorsky Pilots Pension Plan, or other similar defined benefit-type nonqualified deferred compensation plan.

20. SECTION 16 PERSON – A Participant who at the relevant time is subject to the reporting and short-swing liability provisions of Section 16 of the Exchange Act.

21. SUBSIDIARY – As to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporation), is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

21A. SUPPLEMENTAL LM COMPANY CONTRIBUTION – with respect to an Eligible Employee and a Limited Scope Participant (excluding employees in Group Division Codes B0535 (AEDC) and B0573 (AEBK) on the last day of an applicable pay period and, prior to January 1, 2017, employees of Sikorsky Aircraft Corporation), an amount equal to the same percentage of his/her Base Salary that would have been contributed to the Qualified SSP on his or her behalf as an LM Company Contribution for the current year if not for the limits under Code section 415 and 401(a)(17) for the current year.

22 TERMINATION OF EMPLOYMENT – A separation from service as such term is defined in Code section 409A and the regulations thereunder.

23. WEEKLY RATE OF COMPENSATION – A Participant’s “Weekly Rate of Compensation” as defined in the Qualified CAP.

24. YEAR – The calendar year.

ARTICLE III

ELIGIBILITY

1. Commencement of Participation. An Eligible Employee of the Company shall become a Participant in the Plan effective on the first date a Contribution is credited to his account in accordance with Article IV(2). A person who is not an Eligible Employee shall become a Limited Scope Participant in the Plan on the first date a Supplemental LM Company Contribution is credited to his account.

(a)	An Eligible Employee who accrues benefits (on the basis of service or compensation) in a SERP Plan for periods prior to January 1, 2020 shall not be eligible to receive Contributions under Article IV(1)(a) or (b), but shall be eligible to become a Limited Scope Participant.

(b)	A person who is in a group of employees whose terms and conditions of employment are the subject of ongoing negotiations between the Company and a collective bargaining agent are not eligible to participate in the Plan.

(c)	An employee who is designated by the Company as Level 8 or above shall not be eligible to receive Contributions under Article IV(1)(a) for the period prior to January 1, 2016 and shall not be eligible to receive Contributions under Article IV(1)(b)

2. Cessation of Eligibility While Still An Employee. A Participant who has not terminated employment with the Company will nevertheless cease to be an Eligible Employee on the first to occur of:

(a)	The employee is no longer eligible to participate in the Qualified CAP or, effective January 1, 2016, the Qualified SSP, as applicable. Following cessation of eligibility under this Section (2)(a), the employee will continue to be a Participant in the NCAP, but will no longer be eligible to be credited with Contributions under Article IV(1)(a) and (c), as applicable, and, except for Limited Scope Participants, will remain eligible to be credited with Contributions under Article IV(1)(b) attributable to Incentive Compensation paid during the Year following the Year during which the Participant ceased participation in the Qualified CAP

(b)	The employee is designated by the Company as eligible to participate and is accruing benefits (on the basis of service or compensation) in a SERP Plan. Following cessation of eligibility under this Section (2)(b), the employee will continue to be a Participant in the NCAP, but will no longer be eligible to be credited with Contributions under Article IV(1)(a) and(b) and will remain eligible to be credited with Contributions under Article IV(1)(c).

(c)	For the period prior to January 1, 2016, the employee becomes a Section 16 Person, Following cessation of eligibility under this Section (2)(c) for the period ending December 31, 2015, the employee will continue to be a Participant in the NCAP, but will no longer be eligible to be credited with Contributions under Article IV(1)(a) and (b).

(d)	The employee ceases to be designated as a select management or highly compensated employee with respect to amounts earned after such change in designation. Following cessation of eligibility under this Section (2)(d), the employee will continue to be a Participant in the NCAP and will continue to be credited with Contributions attributable to compensation earned prior to his cessation of eligibility, but will no longer be credited with Contributions relating to compensation earned after the date of cessation of eligibility. Notwithstanding the foregoing, an employee who shall not be eligible for any further Contributions (i) under Article IV(1)(a) with respect to a pay period if he is in Group Division Codes B0535 or B0573 on the last day of the pay period, or (ii) under Article IV(1)(b) with respect to Incentive Compensation earned during an Award Year if he is in Group Division Codes B0535 or B0573 on the last day of the Award Year.

3. Cessation of Eligibility Upon Termination of Employment. A Participant who has terminated employment with the Company will no longer be eligible to be credited with Contributions under Article IV(1)(a) and (c), but will remain eligible to be credited with Contributions under Article IV(1)( b) attributable to Incentive Compensation paid after his Termination of Employment.

ARTICLE IV

CONTRIBUTIONS

1. Amount of Contributions. The Company shall make annual Contributions on behalf of a Participant equal to:

(a) an amount based on the same percentage of the Participant’s Weekly Rate of Compensation that would have been contributed to the Qualified CAP on behalf of the Participant for the previous Year, or, with respect to compensation earned on or after January 1, 2015, the current Year, if not for the application of the limits under Code sections 415 and 401(a)(17) for the applicable Year (excluding Limited Scope Participants and, prior to January 1, 2016, employees who are Level 8 or above ); and

(b) with respect to Award Years commencing prior to January 1, 2016, an amount equal to a Participant’s Incentive Compensation paid during the Year multiplied by the percentage that is used for calculating Company contributions to the Participant’s account (if any) in the Qualified CAP on December 31 or the last date of participation in the Qualified CAP) of the Award Year (in which the Incentive Compensation is earned (as opposed to paid) (excluding Limited Scope Participants and employees who are Level 8 or above); and

(c) Effective January 1, 2016, the Supplemental Automatic Company Contribution, except to the extent an equivalent amount is credited to the NQSSP.

2. Crediting of Contributions. Contributions made pursuant to Article IV(1)(a) shall be credited to an Account for the Eligible Employee no later than March 15 of the Year following the Year in which the Eligible Employee’s Qualified CAP contributions reached the applicable Code limits. Notwithstanding the foregoing, effective January 1, 2015, Contributions made pursuant to Article IV(1)(a) shall be credited to an Account for the Eligible Employee on the date on which the Contributions would have been credited to the Qualified CAP if not for the application of the limits under Code sections 401(a)(17) and 415 for the Year. Contributions made pursuant to Article IV(1)(b)shall be credited to an Account for the Eligible Employee no later than March 15 following the date the Incentive Compensation is paid to the Eligible Employee. Effective January 1, 2016, Supplemental LM Company Contributions shall be credited to an Account for the Eligible Employee or Limited Scope Participant on the date on which the Automatic Company Contributions would have been credited to the Qualified SSP if not for the application of the limits under Code sections 401(a)(17) and 415 for the Year.

3. Vesting of Contributions. For periods prior to January 1, 2016, a Participant shall be vested in the following percentage of his Account based on his “Years of Service,” based upon the definition of “Years of Service” in the Qualified CAP applicable to the Participant, including those Years of Service prior to the Year in which the employee became a Participant:

Less than 3 Years of Service	0%
At least 3 Years of Service	100%

Notwithstanding the foregoing, a Participant shall be 100% vested in his Account upon his termination of employment after age 55, layoff, on account of death or permanent disability, or termination of employment on account of the divestiture or sale of the assets of a business unit or portion of a business unit of the Corporation. A Participant shall be permanently disabled if the Participant would be considered disabled for purposes of qualifying for long term disability benefits under the Company’s long term disability plan in which the Participant is eligible to participate A Participant shall be considered to have been laid off if the Participant’s employment is terminated by the Company due to lack of work and the Participant is considered to have experienced a “separation from service” under Code section 409A(a)(2)(a)(i). In the event legislative changes require the vesting of account balances in the Qualified CAP in a period shorter than three Years of Service, then the period required to vest under the NCAP shall be shortened so as to be consistent with the vesting period in the Qualified CAP applicable to the Participant.

Notwithstanding the foregoing, effective January 1, 2016, a Participant who is an active employee of the Company on or after January 1, 2016 shall at all times be 100% vested in his Account. Any unvested Account Balances that were forfeited prior to January 1, 2016 shall not be restored upon the rehire of a Participant on or after January 1, 2016.

4. Crediting of Earnings. Earnings (or losses) shall be credited to a Participant’s Account based on the Investment Option or Options to which his or her Account has been allocated, beginning with the day as of which any amounts (or any reallocation of amounts) are credited to the Participant’s Account. Any amount distributed from a Participant’s Account shall be credited with earnings (or losses) through the date that is four (4) business days before the date on which the distribution is processed. The manner in which earnings (or losses) are credited under each of the Investment Options shall be determined in the same manner as under the Qualified CAP.

5. Selection of Investment Options. A Participant (including a Limited Scope Participant) may elect to allocate his or her Account among the Investment Options available under the Qualified CAP (other than the options designated as the ESOP Fund or the Self-Directed Brokerage Account). The procedures for directing allocation and reallocations among the Investment Options in the NCAP shall be the same as the procedures for making allocations under the Qualified CAP. In the event a Participant (including a Limited Scope Participant) does not make an investment allocation for the NCAP, his elections will be deemed to be, the default investment option designated under the Qualified CAP, and such amounts shall be allocated to the default investment option designated under the Qualified CAP, until reallocated by the Participant. Notwithstanding the foregoing, no investment election by a Section 16 Person to re-allocate all or a portion of his or her Account to, or from, a Company stock investment option shall be effective unless the reallocation would be exempt from the short-swing profit recovery rules of Section 16 of the Exchange Act.

ARTICLE V

PAYMENT OF BENEFITS

1. General. The Company’s liability to pay benefits to a Participant or Beneficiary under this NCAP shall be measured by and shall in no event exceed the Participant’s vested Account Balance. All benefit payments shall be made in cash and, except as otherwise provided, shall reduce allocations to the Investment Options in the same proportions that the Participant’s Account Balance is allocated among those Investment Options.

2. Commencement of Payment. The payment of benefits to a Participant shall commence as soon as administratively feasible (but no more than 90 days) following the Participant’s Termination of

Employment with the Company. In the event that a Participant who is vested in his Account has a Termination of Employment prior to the date a Contribution is credited to his Account under Article IV(2) for any Year, , the Contribution shall be distributed to the Participant in accordance with his valid election within as soon as administratively feasible but no later than the earlier of (i) 90 days after the Contribution is credited to his Account or (ii) March 15th of the Year after the Year in which the Contribution was credited to his Account. Notwithstanding the foregoing, (i) benefits paid under this Plan to a Participant who is reasonably determined by the Company to be a “specified employee” within the meaning of Code section 409A(2)(B)(i), shall not commence before six (6) months following the month in which the Participant terminates employment; and (ii) benefits payable to a Section 16 Person that would result in a nonexempt short-swing transaction under Section 16 of the Exchange Act shall be delayed until the earliest date upon which the Company reasonably anticipates that the distribution would not result in a nonexempt short-swing transaction

3. Form of Payment. Within 30 days of the date on which an Eligible Employee becomes a Participant in the Plan, he or she shall elect the form of payment of his or her Account Balance from among the following options

(a) A lump sum.

(b) for a period of years not to exceed 25 years (or 25 annual installments). The amount of each annual payment shall be determined by dividing the Participant’s Account Balance on the date such payment is processed by the number of years remaining in the designated installment period.

Such election shall be irrevocable except as provided in Section 4 of this Article V. Such election shall be made in writing in the form and manner designated by the Company. Notwithstanding the foregoing, if the Account Balance of a Participant who is entitled to begin payment equals $10,000 or less, the Participant’s Account Balance shall be paid in a single lump sum payment in full discharge of all liabilities with respect to such benefits.

Further notwithstanding the foregoing, if at any time the Account Balance of a Participant who is not an active employee of the Corporation and who is entitled to begin payment or who has begun payment pursuant to an annual installment payment election under Section 3(b) is not greater than the applicable dollar limit under Code section 402(g)(1)(B) for the calendar year, then Claims Administrator (or its delegate) may determine, in writing, that the Company shall pay the Participant’s Account Balance in a single lump sum payment, provided that the payment (I) results in termination and liquidation of the entirety of the Participant’s interest under the Plan and any other agreement, program or arrangement that is treated as a single nonqualified deferred compensation plan under Treas. Reg. § 1.409A-1(c)(2) with respect to the Participant and (II) is not greater than the applicable dollar amount under Code section 402(g)(1)(B) for the Year in which the lump sum payment is made.

4. Prospective Change of Payment Election.

(a) In the event a Participant does not make a valid election with respect to the form of benefit, the Participant will be deemed to have elected that payment of benefits be made in a lump sum.

(b) A Participant’s election (including a “deemed election” in accordance with the preceding paragraph) shall remain in effect unless and until such election is modified by a subsequent election in accordance with (c) below.

(c) Notwithstanding anything to the contrary in this Article V, a Participant may make a new election with respect to the commencement of payment and form of payment with respect to his or her entire Account Balance. A new election under this section shall be made by executing and delivering to the Company an election in such form as prescribed by the Company. To constitute a valid election by a Participant making a prospective change to a previous election, (i) the prospective election must be executed and delivered to the Company at least twelve (12)

months before the date the first payment would be due under the Participant’s previous election, and (ii) the first payment must be delayed by at least sixty (60) months from the date the first payment would be due under the Participant’s previous election, and (iii) such change in election shall not be given effect until twelve (12) months from the date that the change in election is delivered to the Company. In the event an election fails to satisfy the provisions set forth in this paragraph, such election shall be void and, if such an election is void, payment shall be made in accordance with the most recent election which was valid.

(d) Notwithstanding the above, for periods prior to January 1, 2009, (or such later date as may be provided by the Internal Revenue Service in guidance of general applicability), the Senior Vice President, Human Resources may provide alternative rules for elections with respect to the commencement of payment and form of payment that conform to the rules provided in Notice 2005-1, and subsequent Internal Revenue Service guidance providing transition relief under Code section 409A.

(e) A Participant may not make or modify an election with respect to commencement of payment or form of payment after the date a Participant terminates employment.

5. Death Benefits. Upon the death of a Participant before a complete distribution of his or her Account Balance, the Account Balance will be paid to the Participant’s Beneficiary in an immediate lump sum. Such lump sum shall be paid as soon as administratively practicable (but no later than 90 days) after the death of the Participant. If the Participant does not have a Beneficiary, the Beneficiary of a married Participant shall be his or her spouse, and the Beneficiary of an unmarried Participant shall be his or her estate.

6. Acceleration Upon Conflict of Interest. Notwithstanding a Participant’s form of payment election under Section 3 of this Article V, if following a Participant’s Termination of Employment with the Company, the Participant takes a position (or accepts a position) with a governmental entity, agency, or instrumentality and that employer has determined or indicated that the Participant’s continued participation in the Plan may constitute a conflict of interest precluding the Participant from continuing in his position (or from accepting an offered position) with that employer or subjecting the Participant to penalty, sanction, or otherwise limiting the Participant’s responsibilities for that employer, then to the extent reasonably necessary, the Participant’s Account Balance shall be distributed to him or her in a lump sum as soon as practical (but no less than 90 days) following the later of (i) the date on which the Participant commences employment with the government employer; or (ii) the date on which it is determined that the conflict of interest may exist; provided, however, that if a distribution in accordance with the provisions of this Section 6 from the portion of the Participant’s Account allocated to the Company Stock Investment Option would otherwise result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, the date of distribution with respect to such portion to such Section 16 Person shall be delayed until the earliest date upon which the Company reasonably anticipates that the distribution either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act. This Section 6 of Article V shall apply, however, only to the extent that the accelerated payment upon a conflict of interest determination conforms to Code section 409A

7. Acceleration upon Change in Control.

(a) Notwithstanding any other provision of this NCAP, the Account Balance of each Participant shall be distributed in a single lump sum within fifteen (15) calendar days following a “Change in Control.”

(b) For purposes of this NCAP, a Change in Control shall include and be deemed to occur upon the following events:

(1) A tender offer or exchange offer is consummated for the ownership of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors of the Company.

(2) The Company is merged, combined, consolidated, recapitalized or otherwise reorganized with one or more other entities that are not Subsidiaries and, as a result of the merger, combination, consolidation, recapitalization or other reorganization, less than 75% of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be owned in the aggregate by the stockholders of the Company (directly or indirectly), determined on the basis of record ownership as of the date of determination of holders entitled to vote on the action (or in the absence of a vote, the day immediately prior to the event).

(3) Any person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company.

(4) At any time within any period of two years after a tender offer, merger, combination, consolidation, recapitalization, or other reorganization or a contested election, or any combination of these events, the “Incumbent Directors” shall cease to constitute at least a majority of the authorized number of members of the Board. For purposes hereof, “Incumbent Directors” shall mean the persons who were members of the Board immediately before the first of these events and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least three-fourths of the Board members who were then Board members (or successors or additional members so elected or nominated).

(5) The stockholders of the Company approve a plan of liquidation and dissolution or the sale or transfer of substantially all of the Company’s business and/or assets as an entirety to an entity that is not a Subsidiary.

Notwithstanding the foregoing, no distribution shall be made solely on account of a Change in Control and prior to the benefit commencement date specified in Section 2 of Article V unless the Change in Control is an event qualifying for a distribution of deferred compensation under both the definition of Change in Control in the Plan and in Section 409A(a)(2)(A)(v) of the Code.

(c) Notwithstanding the provisions of Section 7(a), if a distribution in accordance with the provisions of Section 7(a) would result in a nonexempt transaction under Section 16(b) of the Exchange Act with respect to any Section 16 Person, then the date of distribution to such Section 16 Person shall be delayed until the earliest date upon which the Company reasonably anticipates that the distribution either would not result in a nonexempt transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

(d) This Section 7 shall apply only to a Change in Control of Lockheed Martin Corporation and shall not cause immediate payout of an Account Balance in any transaction involving the Company’s sale, liquidation, merger, or other disposition of any Subsidiary.

(e) The Committee may cancel or modify this Section 7 at any time prior to a Change in Control. In the event of a Change in Control, this Section 7 shall remain in force and effect, and shall not be subject to cancellation or modification for a period of five years, and any defined term used in Section 7 shall not, for purposes of Section 7, be subject to cancellation or modification during the five year period.

8. Deductibility of Payments. Subject to the provisions of Code section 409A, in the event that the Company reasonably anticipates that the payment of benefits in accordance with the Participant’s election under Section 3 of this Article V would prevent the Company from claiming an income tax deduction with respect to any portion of the benefits paid under Code section 162(m), the Committee shall have the right to delay the timing of distributions from the Participant’s Account as necessary to maximize the Company’s tax deductions. In the exercise of its discretion to adopt a delayed distribution schedule, the Committee shall undertake to have distributions made at such times and in such amounts as the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction will not be barred by Code section 162(m) or upon a Termination of Employment in accordance with Treasury Regulation section 1.409A-2(b)(7)(i) , consistent with the objective of maximum deductibility for the Company. The Committee shall have no authority to reduce a Participant’s Account Balance or to pay aggregate benefits less than the Participant’s Account Balance in the event that all or a portion thereof would not be deductible by the Company. All scheduled payments under this Plan and any other plan required to be aggregated with this Plan must be delayed in order for such payment to be delayed pursuant to this Section 8.

9. Change of Law. Notwithstanding anything herein to the contrary, if the Committee determines in good faith, based on consultation with counsel and in accordance with the requirements of Code section 409A, that the Federal income tax treatment or legal status of this NCAP has or may be adversely affected by a change in the Internal Revenue Code, Title I of the Employee Retirement Income Security Act of 1974, or other applicable law or by an administrative or judicial construction thereof, the Committee may direct that the Accounts of affected Participants or of all Participants be distributed as soon as practicable after such determination is made, to the extent deemed necessary or advisable by the Committee to cure or mitigate the consequences, or possible consequences of, such change in law or interpretation thereof.

10. Tax Withholding. To the extent required or permitted by law, the Company shall withhold from the Participant’s wages or from benefit payments hereunder, any Federal, state, or local income or payroll taxes required to be withheld on vested benefits under the Plan and shall furnish the recipient and the applicable government agency or agencies with such reports, statements, or information as may be legally required. If a Participant’s wages are insufficient to satisfy the Company’s withholding obligation, the Company may require a Participant to pay the Company the full amount necessary to satisfy the withholding obligation.

ARTICLE VI

EXTENT OF PARTICIPANTS’ RIGHTS

1. Unfunded Status of Plan. This NCAP constitutes a mere contractual promise by the Company to make payments in the future, and each Participant’s rights shall be those of a general, unsecured creditor of the Company. No Participant shall have any beneficial interest in any specific assets that the Company may hold or set aside in connection with this NCAP. Notwithstanding the foregoing, to assist the Company in meeting its obligations under this NCAP, the Company may set aside assets in a trust or trusts described in Revenue Procedure 92-64, 1992-2 C.B. 422 (generally known as a “rabbi trust”), and the Company may direct that its obligations under this NCAP be satisfied by payments out of such trust or trusts. It is the Company’s intention that this NCAP be unfunded for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.

2. Nonalienability of Benefits. A Participant’s rights under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest therein shall not be permitted or recognized, other than the designation of, or passage of payment rights to, a Beneficiary. Notwithstanding, any portion of a Participant’s benefit under this Plan may be paid to a spouse, former spouse, or child pursuant to the terms of a domestic relations order (which shall be interpreted and administered in accordance with Code sections 414(p)(1)(B) and 409A), provided that the form of payment designated in such order is a lump sum provided for under Section 3(a) of the NCAP.

ARTICLE VII

AMENDMENT OR TERMINATION

1. Amendment. The Board or its authorized delegate may amend, modify, suspend or discontinue this NCAP at any time subject to any shareholder approval that may be required under applicable law, provided, however, that no such amendment shall have the effect of reducing a Participant’s Account Balance or postponing the time when a Participant is entitled to receive a distribution of his or her Account Balance.

2. Termination. The Board reserves the right to terminate this Plan at any time and to pay all Participants their Account Balances in any form and at such times that the Board reasonably determines in its discretion is appropriate and conforms to the requirements of Code section 409A; provided, however, that if a distribution in accordance with the provisions of this Section 2 would otherwise result in a nonexempt transaction under Section 16(b) of the Exchange Act, the date of distribution with respect to any Section 16 Person shall be delayed until the earliest date upon which the distribution either would not result in a nonexempt transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

ARTICLE VIII

ADMINISTRATION

1. The Committee. This NCAP shall be administered by the Management Development and Compensation Committee of the Board or such other committee of the Board as may be designated by the Board and constituted so as to permit this NCAP to comply with the requirements of Rule 16b-3 of the Exchange Act. The members of the Committee shall be designated by the Board. A majority of the members of the Committee (but not fewer than two) shall constitute a quorum. The vote of a majority of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee. The Committee and the Claims Administrator (identified in Section 6 below) shall have full authority to interpret the Plan, and interpretations of the Plan by the Committee or the Claims Administrator shall be final and binding on all parties. Notwithstanding anything contained in the Plan or in any document issued under the Plan, it is intended that the Plan will at all times conform to the requirements of Code section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Plan will be interpreted to meet such requirements. If any provision of the Plan is determined not to conform to such requirements, the Plan shall be interpreted to omit such offending provision.

2. Delegation and Reliance. The Committee has delegated to the officers or employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this NCAP in accordance with its terms and purpose, except that the Committee has not delegated (and may not delegate) any authority the delegation of which would cause this NCAP to fail to satisfy the applicable requirements of Rule 16b-3. In making any determination or in taking or not taking any action under this NCAP, the Committee or its delegate may obtain and rely upon the advice of experts, including professional advisors to the Company. No member of the Committee or officer of the Company who is a Participant hereunder may participate in any decision specifically relating to his or her individual rights or benefits under the NCAP.

3. Exculpation and Indemnity. Neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under this NCAP, or in the interpretation, administration or application thereof, shall have any liability to any party for any action taken or not taken in good faith under this NCAP or for the failure of the NCAP or any Participant’s rights under the NCAP to achieve intended tax consequences, to qualify for exemption or relief under Section 16 of the Exchange Act and the rules thereunder, or to comply with any other law, compliance with which is not required on the part of the Company.

4. Facility of Payment. If a minor, person declared incompetent, or person incapable of handling the disposition of his or her property is entitled to receive a benefit, make an application, or make an election hereunder, the Committee or the Claims Administrator may direct that such benefits be paid to, or such application or election be made by, the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. Any payment made, application allowed, or election implemented in accordance with this Section shall completely discharge the Company and the Committee (or the Claims Administrator) from all liability with respect thereto.

5. Proof of Claims. The Committee or the Claims Administrator may require proof of the death, disability, incompetency, minority, or incapacity of any Participant or Beneficiary and of the right of a person to receive any benefit or make any application or election.

6. Claim Procedures. The procedures when a claim under this Plan is wholly or partially denied by the Claims Administrator are as follows:

(a)	The Claims Administrator shall, within 90 days after receipt of a claim, furnish to claimant a written notice setting forth, in a manner calculated to be understood by claimant: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional materials or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (4) an explanation of the steps to be taken if the claimant wishes to have the denial reviewed; and (5) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review. The 90 day period may be extended for not more than an additional 90 days if special circumstances make such an extension necessary. The Claims Administrator shall give the claimant, before the end of the initial 90 day period, a written notice of such extension, stating such special circumstances and the date by which the Claims Administrator expects to render a decision.

(b)	By a written application filed with the Claims Administrator within 60 days after receipt by claimant of the written notice described in paragraph (a), the claimant or his duly authorized representative may request review of the denial of his claim.

(c)	In connection with such review, the claimant or his duly authorized representative may submit issues, comments, documents, records and other information relating to the claim for benefits to the Claims Administrator. In addition, the claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, or other information “relevant” to claimant’s claim for benefits. A document, record, or other information is “relevant” if it: (1) was relied upon in making the benefit determination; (2) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or information was relied upon in making the benefit determination; or (3) demonstrates compliance with administrative processes and safeguards required under federal law.

(d)	The Plan will provide an impartial review that takes into account all comments, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Claims Administrator shall make a decision and furnish such decision in writing to the claimant within 60 days after receipt by the Claims Administrator of the request for review. This period may be extended to not more than 120 days after such receipt if special circumstances make such an extension necessary. The claimant will be notified in writing prior to the expiration of the original 60 day period if such an extension is required, and such notice will include the reason for the extension and the date by which it is expected that a decision will be reached. The decision on review shall be in writing, set forth in a manner calculated to be understood by the claimant and shall include: (1) the specific reasons for the decision; (2) specific reference to the pertinent Plan provisions on which the decision is based; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; (4) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (5) a statement describing any voluntary appeal procedures and the claimant’s right to obtain information about such procedures, if any; and (6) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

(e)	If in the event that the reviewing committee must make a determination of disability in order to decide a claim, the reviewing committee shall follow the special claims procedures for disability benefits described in Department of Labor Regulation section 2560.503-1(d). The reviewing committee shall render a decision within a reasonable time (not to exceed 90 days) after the claimant’s request for review, rather than within 120 days as set forth in the above paragraph.

(f)	The Claims Administrator shall be the Lockheed Martin Corporation Savings Plan Administrative Committee. Notwithstanding the foregoing, with respect to claims and appeals brought by elected officers of the Company, the Claims Administrator shall be the Committee.

ARTICLE IX

GENERAL AND MISCELLANEOUS PROVISIONS

1. Neither this NCAP nor a Participant’s elections under this NCAP, either singly or collectively, shall in any way obligate the Company to continue the employment of a Participant with the Company, nor does either this NCAP or a Participant’s elections limit the right of the Company at any time and for any reason to terminate the Participant’s employment. In no event shall this Plan or a Participant’s elections, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between the Company and a Participant. In no event shall this Plan or a Participant’s elections, either singly or collectively, by their terms or implications in any way limit the right of the Company to change an Eligible Employee’s compensation or other benefits.

2. Any amount credited to a Participant’s Account under this NCAP shall not be treated as compensation for purposes of calculating the amount of a Participant’s benefits or contributions under any pension, retirement, or other plan maintained by the Company, except as provided in such other plan.

3. Any written notice to the Company referred to herein shall be made by mailing or delivering such notice to the Company at 6801 Rockledge Drive, Bethesda, Maryland 20817, to the attention of the Senior Vice President, Human Resources. Any written notice to a Participant shall be made by delivery to the Participant in person, through electronic transmission, or by mailing such notice to the Participant at his or her place of residence or business address.

4. In the event it should become impossible for the Company or the Committee to perform any act required by this Plan, the Company or the Committee may perform such other act as it in good faith determines will most nearly carry out the intent and the purpose of this NCAP.

5. By electing to become a Participant hereunder, each Eligible Employee shall be deemed conclusively to have accepted and consented to all the terms of this NCAP and all actions or decisions made by the Company, the Board, or Committee with regard to the NCAP.

6. The provisions of this NCAP shall be binding upon and inure to the benefit of the Company, its successors, and its assigns, and to the Participants and their heirs, executors, administrators, and legal representatives.

7. A copy of this NCAP shall be available for inspection by Participants or other persons entitled to benefits under the Plan at reasonable times at the offices of the Company.

8. The validity of this NCAP or any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of Maryland, except as to matters of federal law. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9. This NCAP and its operation, including but not limited to, the mechanics of payment elections, the issuance of securities, if any, or the payment of cash hereunder is subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal insider trading, registration, reporting and other securities laws) and such other approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

10. It is the intent of the Company that this NCAP satisfy and be interpreted in a manner, that, in the case of Participants who are or may be Section 16 Persons, satisfies any applicable requirements of Rule 16b-3 of the Exchange Act or other exemptive rules under Section 16 of the Exchange Act and will not subject Section 16 Persons to short-swing profit liability thereunder. If any provision of this NCAP would otherwise frustrate or conflict with the intent expressed in this Section 10, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed disregarded. Similarly, any action or election by a Section 16 Person with respect to the NCAP to the extent possible shall be interpreted and deemed amended so as to avoid liability under Section 16 or, if this is not possible, to the extent necessary to avoid liability under Section 16, shall be deemed ineffective. Notwithstanding anything to the contrary in this NCAP, the provisions of this NCAP may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of this NCAP are applicable solely to Section 16 Persons. Notwithstanding any other provision of this NCAP to the contrary, if a distribution which would otherwise occur is prohibited or proposed to be delayed because of the provisions of Section 16 of the Exchange Act or the provisions of the NCAP designed to ensure compliance with Section 16, the Section 16 Person involved may affirmatively elect in writing to have the distribution occur in any event; provided that the Section 16 Person shall concurrently enter into arrangements satisfactory to the Committee in its sole discretion for the satisfaction of any and all liabilities, costs and expenses arising from this election.

ARTICLE X

EFFECTIVE DATE

This amendment and restatement of the NCAP shall generally become effective on December 18, 2015. Subsequent amendments to the NCAP are effective as of the date stated in the amendment or the adopting resolution.

LOCKHEED MARTIN CORPORATION

/s/ Patricia L. Lewis
By: Patricia L. Lewis
Senior Vice President, Human Resources

12/17/15
Date